EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contact:
Kyle Ranson	Scott Ballantyne
Chief Executive Officer	Chief Marketing Officer
InFocus Corporation	InFocus Corporation
(503) 685-8657	(503) 685-8923

Michael Yonker

Chief Financial Officer

InFocus Corporation

(503) 685-8602

InFocus® Announces First Quarter

2005 Financial Results

WILSONVILLE, Ore., April 26, 2005 – InFocus® Corporation (Nasdaq: INFS) today announced its first quarter 2005 financial results.  On revenues of $137.0 million, the company posted a net loss of $14.0 million in the first quarter, or $0.35 per share, compared to net income of $9.9 million, or $0.25 per share, for the fourth quarter, and a net loss of $4.4 million, or $0.11 per share, in the first quarter of 2004.

On a proforma basis, exclusive of restructuring charges in all periods, the net loss was $9.3 million for the first quarter of 2005 compared to net income of $11.4 million in the fourth quarter and a net loss of $4.0 million in the first quarter of 2004.  Proforma net loss per share, exclusive of non-recurring charges for all periods, was $0.23 for the first quarter compared to proforma net income per share of $0.29 in the fourth quarter and a proforma net loss per share of $0.10 in the first quarter of 2004.

“The first quarter was exceptionally difficult,” said Kyle Ranson, President and CEO.  “The first quarter for our industry is typically very competitive due to the March 31 fiscal year end selling cycle from Asian competitors working to unload inventory before their year ends.  This cycle was further exacerbated by excess inventory available across the industry driving even greater than normal price competition in all three of our geographic regions, leading to reductions in revenues and gross margins,” continued Ranson.

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

First quarter revenues of $137.0 million were down 23 percent compared with fourth quarter revenues and down 6 percent from revenues in the first quarter of 2004.  Projector unit shipments were down 20 percent compared to the fourth quarter and up 21 percent compared to the first quarter of 2004.  Gross margins in the quarter were impacted by aggressive price competition with average sales price (ASP) declines ranging from relatively flat for certain products to as much as 13 percent in the largest segment of the front projection business, the value space for sub $1,000 projectors.   ASPs for the first quarter were down 20 percent from the same quarter of the prior year.  Gross margins of 7.3 percent in the first quarter decreased from 17.7 percent in the fourth quarter primarily due to ASP declines combined with end-user promotions and purchase incentive programs.  In addition, product cost reductions recognized during the quarter were minimal due to reduced procurement from contract manufacturers, and to a large degree,  inventory sold during the quarter being purchased in prior quarters.  In addition, lower revenues in the quarter resulted in fixed overhead costs for activities such as logistics centers, warranty, tooling amortization, and inventory planning and procurement being a higher percentage of revenues than normal.  Inventory write-downs of $3.6 million, triggered by lower ASPs and promotions on new and remanufactured products, were taken during the quarter primarily on remanufactured projectors, service parts, and certain slow moving finished goods.

Operating Expenses Comparison Excluding Restructuring Charges

Included in operating expenses in the first quarter of 2005 and fourth quarter of 2004 is a restructuring charge of $4.7 million and $1.5 million, respectively, related to transitioning certain activities currently being performed in

Norway to other areas of the company due to the formation of South Mountain Technologies (SMT), the company’s joint venture with TCL announced in the fourth quarter of 2004.  The restructuring charges primarily relate to employee severance costs and vacating spaces in Norway which were under long-term lease arrangements.  Operating expenses, exclusive of the restructuring charge, were $28.8 million for the first quarter of 2005, a decrease of $2.9 million from the fourth quarter and $1.7 million from the first quarter of 2004.  The decrease primarily relates to planned reductions as a result of the formation of SMT, the closure of Norway operating activities and a decrease in general and administrative expense associated with the successful completion of the Sarbanes Oxley internal control certification requirement in early 2005.

Other income for the first quarter was $9.8 million compared to $10.0 million in the fourth quarter and $1.8 million in the first quarter of 2004.  The realized gain on the sale of marketable securities for the first quarter was $9.2 million compared to $8.9 million in the fourth quarter.

Balance Sheet

Total cash and marketable securities at the end of March were $73.3 million, an increase of $3.8 million from the end of 2004.  Cash generated from reductions in accounts receivable and inventory was used to pay down all outstanding borrowings of $16.2 million during the quarter.  Inventory levels declined $28 million during the quarter, primarily a result of working closely with contract manufacturers to modify and reduce incoming product shipments during the quarter to be more in line with seasonal requirements.

Outlook for Q2 2005

Many of the factors that impacted financial performance in the first quarter are expected to continue into the second quarter and beyond.  Aggressive price competition, driven by high inventory levels across the industry, is expected to continue putting pressure on both revenues and gross margins.  In addition, the transition out of the rear projection engine business is expected to be completed by the end of the second quarter removing the associated revenue from our business model completely.  The company enters the quarter with lower levels of owned and channel inventory while maintaining good availability of our broad lineup of commercial and consumer products.   Given the near term competition and uncertain economic environment, the company expects revenues to be between $125 and $135 million and gross margins to be between 8 percent and 11 percent for the second quarter of 2005.

Based on expected lower revenues and gross margins, the company will focus closely on managing operating expenses during the quarter while managing inventory levels down.

 “While the first quarter was exceedingly challenging and the financial results disappointing, we are absolutely committed to continuing to innovate across our business to remain the industry leader and get back to profitability as soon as possible,” stated Kyle Ranson, President and CEO.  “We have the market position, the intellectual property, the brand strength, the product lineup, and the industry’s best people focused on overcoming our current challenges and leading this industry into a new era made possible by digital convergence,” concluded Ranson.

Reconciliation of GAAP and Pro Forma Information

The company has recorded non-recurring charges that are excluded from operating expenses and earnings for comparative purposes.  In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through April 30, 2005 by calling (888) 509-0081 (U.S.) or (416) 695-5275 (outside U.S.).  A Pin # is not required.

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve, and commencement of operations and initial product shipments by our newly formed joint venture with TCL Corporation; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components, and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2004 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.  The forward looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, rear projection televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, LiteShow and LP are registered trademarks and ASK, ScreenPlay, and The Big Picture are trademarks of InFocus Corporation.  Digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2005	2004

Revenues	$137,016	$145,449
Cost of revenues	127,067	120,457
Gross margin	$9,949	$24,992

Operating expenses:
Marketing and sales	16,937	17,801
Research and development	6,131	7,201
General and administrative	5,711	5,491
Restructuring costs	4,700	450
	$33,479	$30,943

Loss from operations	$(23,530)	$(5,951)

Other income, net	9,819	1,752
Loss before income taxes	(13,711)	(4,199)
Provision for income taxes	268	250
Net loss	$(13,979)	$(4,449)

Basic and fully diluted net loss per share	$(0.35)	$(0.11)

Basic and fully diluted shares outstanding	39,578	39,550

InFocus Corporation

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	March 31, 2005	December 31, 2004

Assets
Current Assets:
Cash and cash equivalents	$30,181	$17,032
Marketable securities	17,086	26,291
Restricted cash, cash equivalents, and marketable securities	24,422	23,316
Accounts receivable, net of allowances	85,023	105,811
Inventories	127,177	155,106
Other current assets	28,704	26,923
Total Current Assets	312,593	354,479

Restricted marketable securities	1,593	2,829
Property and equipment, net	15,623	16,747
Other assets, net	14,149	9,818
Total Assets	$343,958	$383,873

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$—	$16,198
Accounts payable	66,468	64,917
Other current liabilities	34,479	33,158
Total Current Liabilities	100,947	114,273

Other Long-Term Liabilities	3,091	2,967

Shareholders’ Equity:
Common stock and additional paid-in capital	166,014	165,612
Other comprehensive income:
Foreign currency translation	30,997	35,359
Unrealized gain on equity securities	13,018	21,792
Retained earnings	29,891	43,870

Total Shareholders’ Equity	239,920	266,633

Total Liabilities and Shareholders’ Equity	$343,958	$383,873

InFocus Corporation

Reconciliation of GAAP Earnings

(In millions, except per share amounts)

(Unaudited)

	First Quarter 2005			Fourth Quarter 2004
	Net Loss	Net Loss Per Share	Operating Expenses	Net Income	Net Income Per Share	Operating Expenses

GAAP	$(13,979)	$(0.35)	$33,479	$9,876	$0.25	$33,138

Adjustments:

Restructuring charges, net of income taxes	$4,700	$0.12	$(4,700)	$1,500	$0.04	$(1,500)

Proforma excluding non-recurring adjustments	$(9,279)	$(0.23)	$28,779	$11,376	$0.29	$31,638

	First Quarter 2005			First Quarter 2004
	Net Loss	Net Loss Per Share	Operating Expenses	Net Loss	Net Loss Per Share	Operating Expenses

GAAP	$(13,979)	$(0.35)	$33,479	$(4,449)	$(0.11)	$30,943

Adjustments:

Restructuring charges, net of income taxes	$4,700	$0.12	$(4,700)	$450	$0.01	$(450)

Proforma excluding non-recurring adjustments	$(9,279)	$(0.23)	$28,779	$(3,999)	$(0.10)	$30,493